UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 11, 2019
GENOCEA BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36289	51-0596811
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cambridge Discovery Park 100 Acorn Park Drive, 5th Floor Cambridge, MA (Address of principal executive offices)		02140 (Zip Code)
(Registrant’s telephone number, including area code): (617) 876-8191
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2of the Securities Exchange Act of 1934 (§ 240 12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by a check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01
Entry into a Material Definitive Agreement.

On February 11, 2019, Genocea Biosciences, Inc. (the “Company”) entered into a Subscription Agreement (the “Subscription Agreement”) with certain purchasers identified on the signature pages thereto (the “Purchasers”), pursuant to which the Company will offer to the Purchasers, in an unregistered offering, shares of common stock, par value $0.001 per share (the “Common Stock”), and warrants to purchase shares of Common Stock, in two closings.

The first closing is anticipated to occur on February 14, 2019 (the “Initial Closing”), subject to the satisfaction of customary closing conditions. The Company will offer 25,599,979 shares of Common Stock and, to one Purchaser and its affiliates in lieu of shares of Common Stock, a pre-funded warrant to purchase 4,250,000 shares of common stock (the “Pre-Funded Warrant”), and accompanying warrants (the “Warrants” and together with the Common Stock and Pre-Funded Warrants, the “Units”) to purchase an aggregate of 7,462,494 shares of Common Stock (the “Warrant Shares”) at a purchase price of $0.5026 per Unit for aggregate gross proceeds to the Company of approximately $15.0 million, before deducting fees to the placement agents and other estimated offering expenses payable by the Company. The Warrants will expire five (5) years following the Initial Closing (subject to early termination as noted below), will have an exercise price of $0.5656 per Warrant Share, and are immediately exercisable upon issuance. The Pre-Funded Warrants will expire twenty (20) years following the Initial Closing, will have an exercise price of $0.01 per share, and are immediately exercisable upon issuance. The exercise price and number of shares of Common Stock issuable upon the exercise of the Warrants and the Pre-Funded Warrants will be subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction, as described in the Warrants and the Pre-Funded Warrants.

Contingent upon satisfactory top-line results from Part A of its Phase 1/2a clinical trial for its lead cancer vaccine candidate, GEN-009 (the “Data”), the Company will have the option to conduct a second closing (the “Second Closing”) and will offer up to an additional $24.2 million in shares of Common Stock to the Purchasers at a purchase price per share that is equal to the greater of $0.4713 per share and a per share price that is derived from the volume weighted average price of the Common Stock from the date the Company releases the Data through the date the Company exercises of its option to proceed with the Second Closing. If a Purchaser does not purchase at least 50% of the shares of Common Stock that it specified to purchase in the Second Closing (each such Purchaser, a “Non-Participating Purchaser”), it will forfeit any unexercised Warrants purchased in the first Closing as the Company’s sole remedy for such failure. The other Purchasers that are not Non-Participating Purchasers will have the option, but not the obligation, to purchase the shares of Common Stock allocated to the Non-Participating Purchasers in the Second Closing.

The Company will file a resale registration statement with the Securities and Exchange Commission (the “SEC”) as soon as practicable, and in all events within 60 days after the Initial Closing, to register the resale of the securities issued at the time of the Initial Closing or issuable in connection with the Second Closing.

Cantor Fitzgerald & Co. is acting as the lead placement agent for the Company in connection with the offering. Robert W. Baird & Co. Incorporated, Needham & Company LLC and H.C. Wainwright & Co., LLC are acting as co-placement agents for the Company in connection with the offering.

The foregoing summaries of the offering, the securities to be issued in connection therewith, the Subscription Agreement, the Pre-Funded Warrants and the Warrants do not purport to be complete and are qualified in their entirety by reference to the definitive transaction documents. Copies of the forms of Pre-Funded Warrant and the Warrant are attached hereto as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference.  The foregoing description of the Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the Subscription Agreement, a copy of which the Company intends to file with the SEC as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

On February 12, 2019, the Company issued a press release announcing the offering described above, a copy of which is attached hereto as Exhibit 99.1.

Item 3.02 Unregistered Sales of Equity Securities.

To the extent required by Item 3.02 of Form 8-K, the information regarding the Common Stock and Warrants set forth under Item 1.01 of this Form 8-K is incorporated by reference in this Item 3.02. The Company issued the Common Stock and Warrants in reliance on the exemption from registration provided for under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company relied on this exemption from registration for private placements based in part on the representations made by the Purchasers, including the representations with respect to each Purchaser’s status as an accredited investor, as such term is defined in Rule 501(a) of the Securities Act, and each Purchaser’s investment intent.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

4.1	Form of Pre-Funded Warrant
4.2	Form of Warrant
99.1	Press Release, dated February 12, 2019

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GENOCEA BIOSCIENCES, INC.
Dated: February 12, 2019	By:	/s/ Derek Meisner
	Name:	Derek Meisner
	Title:	Senior Vice President and General Counsel